EXHIBIT 4.1

AMENDMENT TO PROMISSORY NOTES

THIS AMENDMENT TO PROMISSORY NOTES (the “Amendment”), dated as of September 12, 2019 (“Effective Date”), is entered into by MMEX Resources Corporation (the “Company”) and GS Capital Partners, LLC (“Holder”).

WHEREAS, the Company has issued the following notes (the “Notes”) to Holder:

(i) a $110,000 note dated September 13, 2018 and due September 13, 2019;

(ii) a $70,000 note dated September 18, 2018 and due September 18, 2019; and

(iii) a $600,000 note dated October 5, 2018 and due October 5, 2019; and

WHEREAS, the Company and the Holder desire to amend the Notes;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by each party hereto as follows:

1.	The maturity dates of the Notes are hereby extended to February 4, 2020.

2.	In consideration of the extension of the maturity dates of the Notes, the Company will pay an extension fee of $90,000 to Holder. The extension fee will be due and payable in cash to Holder in connection with, and at the time of, the repayment of the Notes. If the Company fails to repay the unconverted principal balance of the Notes, together with all accrued interest, in full on or before February 4, 2020, the Holder may add the $90,000 fee to the principal balance of the Notes (which shall then be in default).

3.	Except as expressly amended and modified by this Amendment, the Notes are and shall continue to be in full force and effect in accordance with the terms thereof. Additionally, the Company is indebted to the Holder pursuant to a $110,000 note dated February 20, 2019 and due February 20, 2020, which shall remain in effect in accordance with its terms.

4.	This Amendment may be executed by the parties hereto in counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Promissory Notes to be duly executed as of the Effective Date written above.

MMEX Resources Corporation

By:	/s/ Jack W. Hanks
Jack W. Hanks, CEO

GS Capital Partners, LLC

By:	/s/ Gabe Sayegh
Gabe Sayegh, President

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